Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-1 of Tennessee Commerce Bancorp, Inc. of our report dated January 20, 2006, with respect to the consolidated balance sheet of Tennessee Commerce Bancorp, Inc. and subsidiaries as of December 31, 2005, and the related consolidated statements of income, changes in shareholders’ equity and cash flows for the year then ended, and also to the reference to our firm under the heading “Experts” in the prospectus which is a part of this Registration Statement.

/s/ KraftCPAs PLLC
KraftCPAs PLLC
Nashville, Tennessee
June 22, 2006

KraftCPAs PLLC - Certified Public Accountants and Consultants

610 North Garden St. • Suite 200 • Columbia, TN 38401 • Phone 931-388-3711 • Fax 931-388-9998 • www.kraftcpas.com

Also in Nashville and Lebanon, Tennessee • An independently owned member of the RSM McGladrey Network